Exhibit 99.3

Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed financial statements have been prepared to give effect to the acquisition by NCI Building Systems, Inc. (“NCI”) of Robertson-Ceco II Corporation (“RCC II”), using the purchase method of accounting for the business combination. On April 7, 2006, NCI completed the acquisition of RCC II pursuant to the Stock Purchase Agreement, dated as of February 21, 2006, by and among NCI, The Heico Companies, L.L.C. and Robertson-Ceco Corporation (“RCC”) as amended by Amendment No. 1 to the Stock Purchase Agreement, dated April 7, 2006.

Prior to the acquisition, specified non-operating assets and liabilities of RCC, consisting principally of asbestos liabilities, environmental remediation liabilities and notes receivables from affiliates, were distributed to and assumed by a subsidiary formed by The Heico Companies, L.L.C. and were not part of the acquisition. “RCC” refers to the company prior to its acquisition by NCI. “RCC II” refers to the company subsequent to its acquisition and excludes certain assets and liabilities. The historical operating results of RCC for the periods presented herein would not be materially different if these assets and liabilities had been excluded. NCI has disclosed in the notes to the pro forma financial statements the approximate effects on earnings of the excluded assets and liabilities.

The transaction was accounted for using the purchase method of accounting in accordance with SFAS No. 141, Business Combinations. Under the purchase method of accounting, the total purchase price is allocated among the net tangible and identifiable intangible assets acquired by NCI in connection with the transaction, based on their fair values as of the completion of the transaction. The excess purchase price over net tangible and identifiable intangible assets is then allocated to goodwill.

The preliminary purchase price is shown below (in millions):

Cash paid for common stock	$366.6
Transaction costs	4.2

Total purchase price	$370.8

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed on April 7, 2006. The fair value of certain assets acquired and liabilities assumed are preliminary and the final determination of any required purchase accounting adjustments will be made upon the completion of our fair value assessments.

NCI has retained an independent valuation firm to assist in the fair value determination of property, plant and equipment and identifiable intangible assets. NCI expects to finalize these values in the third or fourth quarter of fiscal 2006.

NCI is currently completing its plans to functionally integrate the newly acquired operations into NCI’s existing operations. Additionally, as these plans are finalized, NCI may identify certain integration charges that may need to be recognized. These amounts, if they were to be necessary, would be recorded to goodwill as part of the purchase accounting or recognized as a charge to income, depending on the nature of the item. As a result, the initial purchase price allocations may be adjusted for changes in estimates of the fair value of assets acquired and liabilities assumed.

(In thousands)	April 7, 2006
Current assets	$90,793
Current deferred income taxes	5,442
Property, plant and equipment	63,040
Goodwill	270,579
Intangible assets	36,200
Other assets	81

Assets acquired	466,135

Current liabilities	59,503
Long-term debt	2,524
Deferred income taxes	22,694
Other liabilities	10,640

Liabilities assumed	95,361

Net assets acquired	$370,774

Based on the preliminary value of property, plant and equipment, if an additional $10.0 million of purchase price is allocated to fixed assets, this would increase depreciation expense by approximately $1.0 million per year.

Identified intangible assets include backlog, customer lists and relationships and trade names in the amount of $0.8 million, $16.4 million and $19.0 million, respectively. The backlog and customer lists and relationships have estimated useful lives of one year and 15 years, respectively, while the trade names have an indefinite useful life. The customer list and backlog have a weighted average useful life of approximately 9.1 years.

The excess of the purchase price over the tangible and identifiable intangible assets was recorded as goodwill and amounted to approximately $270.6 million. In accordance with current accounting standards, the goodwill will not be amortized and will be tested for impairment as required by SFAS No. 142, Goodwill and Other Intangible Assets.

Additionally, because the acquisition was structured as a purchase of stock for tax purposes, the tax basis of the acquired assets and liabilities have been carried over at their historical amounts and goodwill will not be deductible for tax purposes.

NCI currently reports on a fiscal year that ends the Sunday closest to October 31. RCC previously reported on a calendar year that ended on December 31.

The unaudited pro forma condensed combined statements of operations for the year ended October 29, 2005 and the six months ended April 30, 2006 give effect to the transaction as if it had occurred at the beginning of the fiscal period presented. Because of the differing accounting periods, the condensed combined statement of operations of NCI for the year ended October 29, 2005 is combined with the condensed combined statement of operations of RCC for the year ended December 31, 2005. Similarly, the condensed combined statement of operations of NCI for the six months ended April 30, 2006 is combined with the condensed combined statement of operations of RCC for the period from January 1, 2006 to April 6, 2006. RCC II’s results of operations are included in NCI’s results of operations beginning April 7, 2006. The unaudited pro forma condensed combined financial statements are presented in accordance with Article 11 of Regulation S-X. The historical financial information of RCC for the year ended December 31, 2005 included in this Form 8-K/A has been derived from the audited financial statements of RCC.

The pro forma adjustments are based upon information and assumptions available at the time of the filing of this Form 8-K/A and result in a preliminary allocation of the purchase price based on estimates of the fair value of the assets acquired and liabilities assumed. The fair value of certain assets acquired and liabilities assumed are preliminary, and final determination of required purchase accounting adjustments will be made only upon the completion of our fair value assessments. The unaudited pro forma condensed combined financial statements do not reflect synergies expected from the combination of the two entities. We cannot assure you that we will not incur charges in excess of those included in the pro forma total consideration related to the transactions or that management will be successful in its efforts to integrate the operations of the companies.

The pro forma data is presented for illustrative purposes only, is not necessarily indicative of the operating results that would have occurred if the transaction had been consummated as of the beginning of the fiscal periods presented, and is not necessarily indicative of our future operating results. The unaudited pro forma condensed combined financial statements and the accompanying notes thereto of NCI and RCC should be read in conjunction with and are qualified by the historical financial statements and notes thereto of NCI and RCC. NCI’s historical financial statements are included in NCI’s Annual Report on Form 10-K for the year ended October 29, 2005 and NCI’s Quarterly Reports on Form 10-Q for the first and second quarters then ended January 29, 2006 and April 30, 2006, respectively. The historical financial statements and related notes thereto of RCC are attached as Exhibits 99.1 and 99.2 to this Form 8-K/A.

NCI BUILDING SYSTEMS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

(In thousands, except per share data)

	NCI Fiscal year ended October 29, 2005	RCC Fiscal year ended December 31, 2005	Pro Forma Adjustments		NCI Pro Forma
Sales	$1,130,066	429,778	(2,270	)(a)	$1,557,574
Cost of sales	850,699	354,920	(2,270	)(a)	1,168,319
			(2,685	)(b)
			1,259	(c)
			(33,604	)(d)

Gross profit	279,367	74,858	35,030		389,255
Selling, general and administrative expenses	174,897	37,068	1,893	(g)	247,462
			33,604	(d)

Income from operations	104,470	37,790	(467)		141,793
Interest income	5,019	—			5,019
Interest expense	(14,459)	(1,229)	(13,420	)(i)	(29,108)
Other income, net	1,181	4,119			5,300

Income before income taxes	96,211	40,680	(13,887)		123,004
Provision for income taxes	40,260	13,741	(2,585	)(j)	51,416

Net income	$55,951	26,939	(11,302)		$71,588

Earnings per share:
Basic	$2.73				$3.49

Diluted	$2.68				$3.43

Weighted average shares outstanding:
Basic	20,501				20,501
Diluted	20,857				20,857

See accompanying notes to unaudited pro forma condensed combined financial statements.

NCI BUILDING SYSTEMS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

(In thousands, except per share data)

	NCI Fiscal six months ended April 30, 2006	RCC Period from January 1, 2006 to April 6, 2006	Pro Forma Adjustments		NCI Pro Forma
Sales	$622,614	111,211	(962	)(a)	$732,863
Cost of sales	474,655	96,807	(962	)(a)	566,054
			2,545	(b)
			348	(c)
			(9,957	)(d)
			1,900	(e)
			718	(f)

Gross profit	147,959	14,404	4,446		166,809
Selling, general and administrative expenses	103,387	10,914	473	(g)	125,921
			9,957	(d)
			1,190	(h)

Income from operations	44,572	3,490	(7,174)		40,888
Interest income	4,007	1,487			5,494
Interest expense	(9,601)	—	(3,355	)(i)	(12,956)
Other income, net	532	244			776

Income before income taxes	39,510	5,221	(10,529)		34,202
Provision for income taxes	15,438	2,296	(4,327	)(j)	13,407

Net income	$24,072	2,925	(6,202)		$20,795

Earnings per share:
Basic	$1.20				$1.04

Diluted	$1.13				$0.97

Weighted average shares outstanding:
Basic	20,086				20,086
Diluted	21,342				21,342

See accompanying notes to unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Basis of Presentation

The accompanying unaudited pro forma condensed combined financial statements present the pro forma results of operations of NCI Building Systems, Inc. (“NCI”) and Robertson-Ceco Corporation (“RCC”) on a combined basis based on the historical financial information of each company after giving effect to the acquisition of RCC by NCI. The acquisition was recorded using the purchase method of accounting in accordance with SFAS No. 141, Business Combinations.

The unaudited pro forma condensed combined statement of operations has been prepared assuming the acquisition occurred at the beginning of the fiscal periods presented.

2.	Pro Forma Adjustments

The following are brief descriptions of each of the pro forma adjustments included in the unaudited pro forma condensed combined financial statements:

a)	To eliminate intercompany sales and related intercompany cost of sales.

b)	To eliminate RCC’s inventory LIFO reserve to conform the RCC inventory accounting to that of NCI’s.

c)	To reflect an increase of depreciation expense on the fair value of RCC’s property, plant and equipment. The additional depreciation expense was recorded on a straight-line basis using a weighted average useful life of 9.8 years.

d)	To reclassify certain RCC expenses including drafting, engineering and customer service to selling, general and administrative expense to conform to NCI presentation.

e)	To conform RCC methodologies and practices to NCI for determining back charge warranty claim reserves.

f)	To conform RCC methodologies and practices to NCI for determining inventory valuation reserves.

g)	To reflect an increase of amortization expense on the fair value of identified intangible assets (excluding indefinite life intangible assets identified or trade names). The additional amortization expense was recorded on a straight-line basis using a weighted average useful life of 9.1 years. Goodwill resulting from the acquisition is not amortized in accordance with the provisions of FAS 142.

h)	To conform RCC methodologies and practices to NCI for determining allowances for doubtful accounts.

i)	To reflect an increase in interest expense on an additional $200 million term loan issued to NCI in connection with the financing of the acquisition. The additional interest expense was recorded using an April 2006 LIBOR rate.

j)	To reflect an adjustment to provide for the income tax provision at the estimated combined effective income tax rate of 39.2% and 41.8% for the six months ended April 30, 2006 and fiscal year ended October 29, 2005, respectively.

3.	Pro Forma Net Income Per Share

The unaudited pro forma basic and diluted net income per share is based upon the weighted average number of outstanding shares of common stock of NCI during the periods presented.

4.	Pro Forma Interest Expense

An immediate change of 1/8% in the interest rate would cause a change in pro forma interest expense of approximately $250,000 on an annual basis.

5.	Assets and Liabilities not Acquired

Prior to the acquisition, certain specified non-operating assets and liabilities of RCC, consisting principally of asbestos liabilities, environmental remediation liabilities and notes receivables from affiliates, were distributed to and assumed by a subsidiary formed by The Heico Companies, L.L.C. and were not part of the acquisition. Therefore, the effects on NCI’s earnings related to these assets and liabilities are not expected to continue subsequent to the purchase. The approximate effect on earnings related to these items is disclosed in the following table (amounts in thousands):

	Year ended December 31, 2005	Period from January 1, 2006 to April 6, 2006
Interest income on notes receivable from affiliates	$3,020	$1,632

Environmental remediation expenses	$100	$—

Expenses associated with asbestos liabilities	$900	$—